EXHIBIT 10.1

NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”). SUCH PORTIONS HAVE BEEN REDACTED AND FILED SEPARATELY WITH THE COMMISSION AND ARE MARKED WITH A “[*]” IN PLACE OF THE REDACTED LANGUAGE.

AGREEMENT

This Agreement (this “Agreement”) has been executed by and between Pallini Internazionale S.r.l. (“Brand Owner”), located at Via Tiburtina 1314, 00131, Rome, Italy, and Castle Brands (USA) Corp., located at 122 East 42nd Street, Suite 4700, New York, NY 10168 (“Importer”), in counterparts on the dates specified adjacent to the signatures of the respective parties and shall be effective as of April 1, 2010.

I. WHEREAS, Brand Owner is (i) a corporation organized under the laws of the Republic of Italy, (ii) the exclusive owner of a brand of liqueur called Pallini Limoncello and its extensions as defined in Exhibit II (hereinafter referred to as the “Products”), and (iii) the successor-in-interest to the rights and obligations of I.L.A.R. S.p.A. (“ILAR”) under the Original Agreement (as defined herein); and

II. WHEREAS, Importer is (i) a corporation organized under the laws of the State of Delaware, United States of America and (ii) engaged in the importation and distribution of alcoholic beverages in the United States of America; and

III. WHEREAS, Importer is currently the exclusive importer of the Products into the United States of America pursuant to that certain Agreement between ILAR and Importer, dated as of August 27, 2004 (the “Original Agreement”); and

IV. WHEREAS, Brand Owner and Importer desire to continue their business relationship pursuant to the terms and conditions contained herein; and

V. WHEREAS, Brand Owner would not enter into this Agreement without the specific undertakings by Importer (i) not to challenge directly or indirectly anywhere in the world the validity of, or interfere with or claim for themselves, any of the Products, (ii) not to compete in any way in the field of lemon-based cordials or such other products as may be added to Exhibit II in the Territory and (iii) not to own a Trademark or brand name in connection with a lemon-based cordial product in the Territory; and

VI. WHEREAS, it is understood by the parties that Brand Owner has the right to manufacture, bottle, sell, market and distribute products other than the Products (subject to Importer’s Right of First Refusal as described below) in the Territory as well as the Products and other products outside of the Territory;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

For the effects of this Agreement, Importer and Brand Owner agree on the following definitions:

(a) Affiliate:

(i) a company which, directly or indirectly, is Controlled by or Controls another company, or

(ii) a company which is under common Control with another company.

(b) AMP: Strategy, plans and spending levels for advertising, merchandising and promotions, including creative copy and media and shall not include salaries, expenses or bonuses of sales, marketing and administrative personnel or other overhead; except as provided otherwise on the attached Exhibit III.

(c) Brand Manager: A person hired by Importer, with the consent of Brand Owner, who will perform the functions and duties more fully described on the attached Exhibit VI. Brand Owner shall reimburse Importer (i) USD$75,000 (as contribution for the compensation of the Brand Manager) for each Operational Year, and (ii) fifty percent (50%) of the Brand Manager’s travel and entertainment, which expenses shall be agreed upon by the parties in the Operating Plan defined in Section 8 below.

(d) Case: A nine-liter equivalent case of Product.

(e) Control, Controls or Controlled:

(i) a direct or indirect holding, or aggregate holdings, of shares carrying more than 50% of the voting rights attributable to the issued and outstanding share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give de facto control; or

(ii) the right to elect or remove, directly or indirectly, at least one-half of the board of directors or equivalent managing body of a company; or

(iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of equity securities, by contract, or otherwise.

(f) Domain Name: An address in conveniently readable form for use on the worldwide web, the Internet, any other computer network or communication system.

(g) Gross Margin: For the purposes of Sections 13 and 15 hereof, is * per Case.

(h) Initial Term: From April 1, 2010 and expiring on March 31, 2016.

(i) Laid-in-Cost: The F.O.B. cost of the Products on a FIFO basis to Importer plus all taxes, duties and other expenses and charges paid by Importer including storage costs.

(j) Operational Year: Any year during the Term, beginning on April 1 of the immediately preceding year and ending with March 31 of the applicable year (e.g., the 2012 Operational Year begins on April 1, 2011 and ends on March 31, 2012).

(k) Person: An individual, corporation, company, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

(l) Products: The products as set forth on the attached Exhibit II.

(m) Proprietary Information: The contents of this Agreement and all information relating to pricing, AMP, Purchases, Purchase Targets, Operating Plan, retail accounts sold data, distribution data, or Shipments, whether embodied in paper or electronic documents or other records prepared by the disclosing party, or by a third party at the direction of the disclosing party, or otherwise, and whether it is about, owned, used or licensed by the disclosing party; provided, however, that Proprietary Information shall not include such portions of the information provided by a party which (i) is or becomes publicly available or published through no act of the receiving party or its representatives in violation of this Agreement; (ii) has been received on a non-confidential basis from a third party without breach of this Agreement, where the receiving party has no reason to believe that such third party is bound by any confidentiality obligation to the disclosing party; (iii) has been independently developed by the receiving party without reliance on the disclosed Proprietary Information; (iv) has been approved for release by written authorization of the disclosing party; or (v) has been disclosed (and becomes publicly available) pursuant to a requirement of a government or regulatory agency or of a law, and is not otherwise subject to confidentiality obligations between the parties.

(n) Purchases: Purchases of Products from Brand Owner by Importer or Importer’s designees, as measured in Cases.

(o) Purchase Target: With respect to any Operational Year, the number of Cases of Products that is set as a target number of Cases for Importer to purchase from Brand Owner during such Operational Year, as set forth on the attached Exhibit V as the same may be amended pursuant to the terms of this Agreement; provided, however, that Importer is not under any obligation to purchase all such Cases, but subject to Brand Owner’s termination right pursuant to Sections 13(g) and 13(h).

(p) Renewal Term: Any extended term following the Initial Term.

(q) Shipments: Shipments of the Products from Importer to Importer’s wholesalers or to State purchasing agencies pursuant to this Agreement.

(r) Term: The Initial Term, together with any and all Renewal Terms.

(s) Territory: The territory as set forth on the attached Exhibit II.

(t) Trade Dress: Overall appearance and presentation of the Products’ labeling, packaging, and containers, as well as associated advertising and copyrights in all materials which are connected with it.

(u) Trademark: The Trademark as set forth on the attached Exhibit IV.

2. GRANT OF RIGHTS AND RESERVATION OF RIGHTS

(a) Brand Owner hereby appoints Importer as Brand Owner’s exclusive distributor of the Products in the Territory, subject to the terms and conditions hereafter set forth. Importer hereby accepts said appointment.

(b) Importer agrees that it shall not produce, sell, market, advertise or distribute any of the Products to any party outside of the Territory, unless specifically authorized by Brand Owner in writing. If Importer learns that any quantity of the Products is being exported from the Territory, Importer shall promptly inform Brand Owner thereof.

(c) (i) Except for the deletion of the Trademark, Brand Owner may reasonably modify, delete or add to labeling or packaging used on or in connection with the promotion or sale of the Products, including, but not limited to, adding to or deleting, diminishing or expanding size, or relocating on the labeling or packaging any Trade Dress elements, label design or logotypes on one hundred eighty (180) days’ written notice to Importer (or less time if specifically mandated by a regulatory body in Italy or the Territory). If Importer does not agree with any such modification, Importer shall promptly advise Brand Owner in writing, expressing the reasons for such disagreement. Brand Owner agrees to discuss such proposed modification with Importer prior to the implementation of such modification which implementation shall in any event be at Brand Owner’s sole and absolute discretion; provided, however, that Brand Owner shall at all times comply with all relevant changes to all applicable laws and regulations relating to the Products being sold in the Territory made during the Term. All costs and expenses incurred by Importer to implement such modifications shall be at Brand Owner’s expense.

(ii) In the event of any such modification, not resulting from government mandate, Importer shall have the right, with the prior written approval of Brand Owner, which cannot be unreasonably withheld, to use up any materials, labels, packaging or signage bearing the affected labels, Trademark, packaging or Trade Dress. If such modification results from a government mandate and the mandate does not permit a use-up period, then Importer shall not use up any materials, labels, packaging or signage bearing the affected labels. If Brand Owner disapproves of, or wishes to accelerate such use-up rights, then Brand Owner shall reimburse Importer for all actual out-of-pocket expenses incurred due to destruction and non-use of such materials, labels, packaging or signage or shall repurchase any affected inventory from Importer at the Importer’s Laid-in-Cost. Both parties will use all reasonable efforts to sell off old inventory as expeditiously as possible.

(d) Right of First Refusal.

(i) During the term of this Agreement, Importer shall have the right of first refusal regarding any other alcoholic beverage products produced or owned by or on behalf of the Brand Owner (or any affiliate thereof) bearing the Trademark which Brand Owner (or such affiliate, as applicable) desires to have sold or imported within any part of the Territory (the “Right of First Refusal”).

(ii) If Importer exercises its Right of First Refusal pursuant to this Section 2(d), Exhibit II shall be automatically amended and the term “the Products” as used in this Agreement shall be deemed to include such additional products at prices and Purchase Targets to be agreed upon by the parties. In all other respects, all terms and provisions of this Agreement shall apply to such additional products. In the event that Importer declines to exercise its Right of First Refusal within the time period prescribed in subparagraph (iii) below, Brand Owner shall have the right to offer such additional products to other Importers; provided, however, that Brand Owner shall not thereafter enter into an importation agreement with any other importer upon terms more favorable than those originally offered to Importer without first offering those more favorable terms to Importer.

(iii) Importer shall be required to exercise its Right of First Refusal, in writing, within sixty (60) days of being notified by Brand Owner of Brand Owner’s intent to offer a new product in the Territory. Failure to exercise such Right of First Refusal, in writing, within sixty (60) days from receipt of notification shall be deemed to be a waiver by Importer of its Right of First Refusal with respect to such opportunity.

(iv) Any new flavor extension of the Products shall automatically be added to the definition of the Products in Exhibit II and are not therefore subject to Importer’s Right of First Refusal. Brand Owner will discuss any flavor extensions or deletions with Importer prior to Brand Owner making final decisions regarding same.

3. SUPPLY AND PRODUCT QUALITY

(a) No later than November 30 of each year, Importer shall propose to Brand Owner in writing a commercially reasonable rolling forecast of the quantities and types of the Products to be supplied to Importer by Brand Owner during each quarter of the following Operational Year. Such proposed forecast shall be subject to discussion between the parties and shall be subject to revision to reflect market conditions.

(b) In the event of any request by Importer for Purchases greater than the amounts forecast pursuant to Section 3(a), Brand Owner will make all commercially reasonable efforts to supply such additional products under terms and conditions to be discussed between the parties.

4. PURCHASES AND TERMS

(a) Importer shall purchase from Brand Owner the Products, and at the prices, set forth in Exhibit II, by transmitting its purchase order to Brand Owner at least sixty (60) days prior to the date Brand Owner is required to ship the order to Importer.

(b) Importer shall pay the Brand Owner’s invoices in U.S. Dollars to any place or party Brand Owner requests in writing, within ninety (90) days from date of shipment.

(c) Importer shall pay all import duties and all expenses of importation into the Territory as well as freight, taxes, insurance and expenses for movement from Brand Owner’s plant to the Territory destination. All storage expenses, if any, shall also be paid by Importer. Risk of loss with respect to the Products shall pass to Importer when loaded on trucks at Brand Owner’s plant.

5. PRICES

Prices for the Products as set forth in Exhibit II hereto may be adjusted by Brand Owner not more than once in any twelve (12) month period and upon not less than ninety (90) days’ written notice to Importer; provided, however, that, since Brand Owner recognizes the need for the Products to be competitively priced at the wholesale, retail, and consumer levels, Brand Owner hereby agrees to refrain from price increases that exceed those of major competitors for comparable products. Notwithstanding the foregoing, Brand Owner may increase the prices on ninety (90) days written notice to Importer if such increase is made in good faith due to increase in the cost of goods or labor, increased taxes or fees, or currency fluctuations or an increase of two (2%) percent or more of the Italian inflation rate as reported in the I.S.T.A.T. In the event of such an increase, Brand Owner shall provide to Importer such reasonable documentation as Importer may request evidencing the reason for such increase.

6. QUALITY STANDARDS

(a) Brand Owner, or Brand Owner’s designee, shall manufacture and bottle the Products in its own premises. Brand Owner hereby represents and warrants that the Products shall be manufactured and bottled in accordance with: (1) all applicable laws and regulations in the place of production (including those of any self-regulatory bodies); (2) all laws and regulations applicable to the production and sale of spirits to be imported in the Territory; and (3) industry best manufacturing practices. Importer shall have access during all reasonable business hours to the premises where the Products are manufactured for the purpose of ascertaining that the Products have been manufactured and bottled in accordance with the provisions of this Section 6(a).

(b) The Products that Brand Owner sells to Importer must be “merchantable” which shall mean that the Products are of good quality, free from defects (whether patent or latent) in material and workmanship, merchantable and fit for human consumption, and shall be substantially of the same quality as the Products already distributed in the Territory. Importer acknowledges that Brand Owner has no permanent structure in the United States of America and is therefore not in a position to be current and timely informed about the changes in U.S. laws and regulations regarding the alcoholic beverage trade. Importer shall advise Brand Owner of all relevant changes to all applicable laws and regulations relating to the Products being sold in the Territory made during the Term. In absence of such information from Importer, Brand Owner will not be held responsible for any infringement of such rules and, if Importer had notice of such changes and opportunity to notify Brand Owner of such changes, but failed to do so, Importer shall indemnify and hold Brand Owner harmless from any claim or liability incurred by Brand Owner resulting from Importer failing, for any reason, to timely provide such information to Brand Owner.

(c) In consultation with Importer, Brand Owner may reasonably modify formulation of the Products upon not less than one hundred twenty (120) days’ written notice to Importer (or less if mandated by a regulatory body in Italy or in the Territory). If Importer does not agree with such modification, it shall so advise Brand Owner. Except in the case of a mandate by a regulatory body, Brand Owner agrees to discuss such proposed modification with Importer. If the parties cannot agree on the proposed modification, Brand Owner’s decision as the owner of the Trademark shall be controlling, except that Brand Owner shall have the obligation to comply with any applicable change mandated by a regulatory body in Italy or in the Territory.

(d) In the event of such modification, unless prohibited from doing so by any government mandate, Importer shall have the right, with Brand Owner’s prior written approval, which cannot be unreasonably withheld, to use up all the Products previously supplied to it. If Brand Owner fails to permit a use-up requested by Importer and such modification is, Brand Owner shall be required to repurchase from Importer all pre-modification inventory at Importer’s Laid-in-Cost.

(e) During the Term of this Agreement, each party shall provide, at no cost to the other party, all information related to this Agreement. Importer shall also provide Brand Owner with: (i) all reasonable information in its possession on the relevant spirits market and the relevant adult beverage market, including without limitation all information that relates to the Products, and (ii) all information that Importer possesses or controls with respect to the Products, storage of the Products, improvement to the Products or the development of new products to be marketed under the Trademark.

(f) Importer shall not (i) distribute, (ii) advertise, promote or merchandise the Products, or (iii) use or ship any materials bearing the Trademark outside of the Territory, without the prior written approval of Brand Owner.

(g) Brand Owner may, by its own initiative and under its own responsibility for compliance with the provisions of this Agreement, contract to a third-party of its trust the right to produce the Products, provided Brand Owner guarantees the same quality and service standards (packaging, quality of the liquid, and compliance with regulations and law requirements).

7. MEETINGS AND REPORTS

(a) Planning Meeting. Importer shall include the Brand Manager in any planning meetings at which Importer knows that there will be discussed any significant strategic issues relating to the Products.

(b) Reports. Importer shall submit to Brand Owner:

(i) Quarterly sales, retail accounts sold data, inventory and depletion reports regarding the Products in such detail as may be reasonably requested by Brand Owner.

(ii) Within sixty (60) days after the end of each calendar quarter reports detailing the amount of expenditures on advertising and marketing.

(iii) Such other figures and marketing information as Brand Owner may reasonably require in writing to judge the progress and the competitive standing of the Products in the Territory.

(iv) Brand Manager’s monthly report, the detail and content of which shall be agreed upon by the parties.

(c) Work with Sales Personnel. Importer acknowledges the importance of allowing the Brand Manager to work with sales representatives of wholesalers of the Product for at least one (1) full day during each calendar quarter in order to focus salespeoples’ attention on the Products, make them aware of the sales potential of the Products, and provide them with some education regarding the cultural heritage and the use of the Products. Importer will use commercially reasonable efforts to make arrangements with wholesalers and brokers for the Brand Manager to work with sales people and to meet sales and marketing managers of wholesalers as may be necessary to promote the Products within the Territory.

8. MARKETING AND AMP

(a) For the purpose of allowing Brand Owner to negotiate the price of ingredients and bottling materials and be able to determine the price structure for the following Operational Year, by November 30 of each year, Importer shall produce a preliminary purchase forecast for the following Operational Year. This preliminary forecast shall be modified as necessary and confirmed during the semi-annual Importer/Brand Owner conference to be convened prior to February 28th of each year.

(b) By December 31 of each year, Importer shall produce a preliminary annual operating plan for the next Operational Year (in each case, an “Operating Plan”). Overall strategic guidelines will be provided by Brand Owner which shall be incorporated in the Operating Plan. The Operating Plan will be presented for approval by Brand Owner, which approval shall not be unreasonably denied, withheld, conditioned or delayed. The Operating Plan will substantially include the items listed on the attached Exhibit I and shall be revised as necessary.

(c) Importer, upon Brand Owner’s request, shall periodically review with Brand Owner the results and trends of the Operating Plan elements, the administration of this Agreement and any other factors relating to the Products. At least one meeting every six (6) months to review the Operating Plan shall take place at a mutually agreed location (provided that unless mutually agreed otherwise, one such meeting shall take place in Rome, Italy and the other shall take place in New York, New York) at which the Brand Manager shall be present.

(d) Importer shall provide to Brand Owner: (i) all information required in Exhibit I or otherwise required in this Agreement, and (ii) any other information in Importer’s possession reasonably requested by Brand Owner that affects the Products, including, but not limited to, the Operating Plan, financial and marketing information and sales results for the Products. However, Importer shall not be required to provide information to Brand Owner if such provision of information would violate any federal, state or local law or if it would be unreasonably burdensome. Brand Owner shall be permitted without Importer’s approval to use all information received pursuant to this paragraph for its own purposes, in any country, including countries outside of the Territory, without any payment from Brand Owner to Importer, but always subject to the provisions of Section 11 hereof.

(e) Any change that Importer shall desire to make to any product, labels, packaging, and/or designs of the Products, shall require the written consent of Brand Owner prior to such change being made; provided, however, that if Importer desires to make such a change to comply with any requirements, regulations or rulings by any authorized regulatory body in the Territory, such consent of Brand Owners shall not be unreasonably withheld, conditioned, delayed or denied.

(f) Importer and Brand Owner shall consult with each other and shall have the opportunity to participate in discussions regarding the selection of, and changes in, the advertising, merchandising or promotional agencies working on the Products. However, the final decision with respect to any selection or changes shall be in Importer’s sole and absolute discretion.

(g) The per case annual AMP Expenditures to be made by Brand Owner and Importer are set forth on the attached Exhibit III. The total amount of the AMP budget is calculated considering the quantities of Shipments agreed in the Operating Plan. Importer’s and Brand Owner’s total AMP expenditures under this Agreement for the Products shall be in no event less than the amounts as set forth on Exhibit III, to be spent in the Territory pursuant to the Operating Plan. The parties agree that Brand Owner shall pay its annual portion of AMP Expenditures in quarterly installments at the end of each calendar quarter within fifteen (15) days of the receipt of Importer’s invoice. However, the fourth annual quarterly installment payable by Brand Owner shall be adjusted, if necessary, to reflect any overage or shortage in Brand Owner’s prior payments of AMP during the Operational Year due to over or short Shipments with respect to the Operating Plan. The fourth annual quarterly installment will then be paid after such reconciliation and therefore after March 31 of each year.

(h) Brand Owner acknowledges that the Products may be sold in combination promotions with the other products represented by the Importer in the Territory. Such combinations (other than the Products being combined with Boru Vodka for such purposes) will be discussed with Brand Owner before being introduced to the market.

9. TRADEMARK

(a) The appointment of Importer as the exclusive distributor of the Products in the Territory, pursuant to Section 2(a) above, shall include the exclusive permission granted by Brand Owner to Importer to use the Trademark, free from any additional payment in the Territory (but only in relation to the marketing, sales and promotion of the Products in the Territory), including, without limitation, in connection with the registration, development and maintenance of domain names, websites, social media accounts or other electronic marketing tools. Importer shall ensure that each reference to and use of the Trademark by Importer is in a manner from time to time approved by Brand Owner.

(b) The permission to use the Trademark in the Territory hereby granted shall not be capable of assignment by Importer and upon termination of this Agreement and all rights granted to Importer to use the Trademark shall cease forthwith.

(c) Importer acknowledges the title of Brand Owner to the Trademark in the Territory and elsewhere and agrees not to tamper with it or do any act which might invalidate such title or the registration of the Trademark, nor do any act which might support any application to remove the Trademark from the register nor assist any other person directly or indirectly in any such act.

(d) The goodwill arising from the permitted use of the Trademark by the Importer shall accrue to Brand Owner.

(e) Importer undertakes not to use in its business any other Trademark which is similar to, or substantially similar to, or so nearly resembles the Trademark as to cause deception or confusion. During the Term, Importer will not own a lemon-based cordial product in the Territory.

(f) Brand Owner shall make and maintain all necessary filings, registrations and renewals with respect to the Trademark within the Territory and use its commercially reasonable efforts to defend the Trademark and related intellectual property rights for all of the Products throughout the Territory. In the event that Importer learns of any infringement or threatened Trade Dress infringement of the Trademark, or any common law passing-off by reason of imitations or otherwise, or that any third party alleges that the Trademark is liable to cause deception or confusion to the public, Importer shall forthwith notify Brand Owner giving particulars thereof and Importer will, at Brand Owner’s expense, provide all reasonable information and assistance to Brand Owner. Brand Owner shall use all commercially reasonable means to protect and defend the Trademark and prosecute any valid material claim of infringement with respect to the Trademarks or similar rights pertaining to the Products. Subject to the immediately preceding sentences, any such proceedings shall be under the control and expense of Brand Owner.

(g) The copyright in all brochures, pamphlets and material supplied by Brand Owner to Importer and relating to the Products shall be and shall remain the property of Brand Owner. Importer shall, upon termination of this Agreement, return such copyrighted materials to Brand Owner or dispose of as Brand Owner shall direct at the cost of Brand Owner, all samples supplied by Brand Owner together with all such brochures and materials as aforesaid.

10. COMMERCIALLY REASONABLE EFFORTS

(a) Importer undertakes to use its commercially reasonable efforts to promote, market and sell the Products in the Territory. For purposes hereof, “commercially reasonable efforts” shall mean that Importer will use at least the same effort, diligence and attention to the distribution, sale and marketing of each of the Products and the goodwill and image thereof, as Importer uses in the distribution, sales, marketing and protection of its own brands, similarly situated, in the Territory, taking into account the different AMP levels applicable to each of the Products as provided in the Operating Plan set forth in Exhibit I.

(b) If Brand Owner believes Importer has failed to use commercially reasonable efforts as required under Section 10(a) with respect to any of the Products, the parties shall discuss this matter in good faith and seek a mutually acceptable solution within a mutually agreed upon term which shall not exceed sixty (60) days. If agreement is not reached within the agreed upon term, the issue shall be submitted to arbitration.

(c) The parties hereby acknowledge that the Products are and will remain of a premium image, quality and positioning and agree to maintain the Products in those positions in pricing, image and communications to both trade and consumer, in the Territory. In the event a party desires to change the positioning of any of the Products, such party shall discuss such proposed change in positioning with the other party. If the parties cannot agree on such proposed change in positioning, the positioning of the Products will not be changed.

11. CONFIDENTIALITY

(a) Importer and Brand Owner agree to keep confidential, and not to disclose the Proprietary Information unless the disclosure of the Proprietary Information is required by the government or the laws or regulations of any country, but always in accordance with agreements containing the appropriate provisions to protect the confidentiality of the disclosure.

(b) Each party agrees to only disclose Proprietary Information to any Person within the respective organizations who have a need to know such Proprietary Information to perform their duties and responsibilities under this Agreement.

(c) This confidentiality obligation shall continue for a minimum period of two (2) years after receipt of such Proprietary Information.

(d) Notwithstanding the foregoing, Brand Owner may disclose to any subsequent importer or prospective importer (in the reasonable view of Brand Owner, with prior written notice to Importer) of the Products (either within the Territory or for any other jurisdiction) any Proprietary Information related to the Products, including, but not limited to, the manufacturing and marketing of the Products or any non-Proprietary Information provided to Brand Owner pursuant to Exhibit I; provided, that each such prospective or subsequent importer of the Products agrees to maintain any such Proprietary Information in confidence, and such confidentiality obligation will be enforced by Brand Owner at all times.

12. ASSIGNABILITY

(a) Importer shall not assign in whole or in part its rights or obligations under this Agreement to another Person without the prior written consent of Brand Owner. Any such transfer, allocation or assignment without the prior written consent of Brand Owner shall be deemed void. Notwithstanding the foregoing, Importer shall be permitted to assign this Agreement to any Affiliate of Importer, with the consent of Brand Owner which shall not be unreasonably withheld, conditioned, delayed or denied. If this Agreement is assigned to an Affiliate, the assignor shall remain primarily responsible for the fulfillment by the assignee of all obligations under this Agreement.

(b) Subject to any payment required pursuant to Section 15(a), Brand Owner shall be permitted to assign in whole or in part its rights or obligations under this Agreement to another Person without the prior written consent of Importer in connection with a Sale Transaction (as defined in Section 15(a)) to the counterparty in such Sale Transaction. Brand Owner shall also be permitted to assign this Agreement to any Affiliate of Brand Owner, with the consent of Importer, which shall not be unreasonably withheld, conditioned, delayed or denied. If this Agreement is so assigned, the assignor shall remain primarily responsible for the fulfillment by the assignee of all obligations under this Agreement. Any other such transfer, allocation or assignment without the prior written consent of Importer shall be deemed void.

13. TERMINATION, RENEWAL AND DURATION

(a) This Agreement shall be effective as of April 1, 2010 and shall remain in full force until the expiration of the Initial Term on March 31, 2016, subject to the renewal and termination provisions specified herein.

(b) Subject to the terms of Section 13(c), if either party does not provide the other party at least six (6) months written notice of its intention to not renew this Agreement upon the expiration of the Initial Term or any Renewal Term, this Agreement shall be automatically renewed for an additional Renewal Term of five (5) years. The parties shall negotiate in good faith, beginning one year prior to the expiration of each Term, the levels of required AMP expenditure and the Purchase Target for each Operational Year during the next subsequent Renewal Term, provided that, if the aforesaid notice of nonrenewal has not been given and if such agreement on AMP expenditures and Purchase Targets is not reached within sixty (60) days from the beginning of such Renewal Term, the parties shall agree to (x) use the category growth rate to determine the Purchase Targets for each Operational Year in the Renewal Term (with the category being defined as “Cordials” as reflected in the “Summary: Imports Entered For Consumption” in a publication issued by the Distilled Spirits Council of the U.S., Inc.”) plus five percentage points and (y) use the AMP rates from the immediately preceding Initial Term or Renewal Term, as applicable. Once determined pursuant to this Section 13(b), the Purchase Targets for the Operational Years of the Renewal Term shall automatically be added to Exhibit V.

(c) If Brand Owner should terminate the Agreement or permits it to expire by delivering a nonrenewal notice pursuant to Section 13(b) hereof, Brand Owner shall pay an amount to Importer (the “Termination Payment”) equal to the following:

(i) If the aggregate Purchases of the Products in the Territory at the end of the Initial Term or then current Renewal Term, as applicable, are less than ninety percent (90%) of the aggregate Purchase Targets for all Operational Years of the Initial Term or then current Renewal Term, as applicable, then the Termination Payment will equal zero (0) USD;

(ii) If the aggregate Purchases of the Products in the Territory at the end of the Initial Term or then current Renewal Term, as applicable, are (x) equal to or greater than ninety percent (90%) of the aggregate Purchase Targets for all Operational Years of the Initial Term or then current Renewal Term, as applicable, but (y) less than one hundred and ten percent (110%) of the aggregate Purchase Targets for all Operational Years of the Initial Term or current Renewal Term, as applicable, then the Termination Payment will equal the product of (A) the Gross Margin multiplied by (B) the average number of Cases of the Products Purchased annually during the final two (2) Operational Years of the Term;

(iii) If the aggregate Purchases of the Products in the Territory at the end of the Initial Term or then current Renewal Term, as applicable, are equal to or greater than one hundred and ten percent (110%) of the aggregate Purchase Targets for all Operational Years of the Initial Term or then current Renewal Term, as applicable, then the Termination Payment will equal product of (A) the Gross Margin multiplied by (B) the aggregate number of Cases of the Products Purchased during the final two (2) Operational Years of the Term;

provided, however, that for purposes of calculating the Termination Payment pursuant to this Section 13, Importer shall not be credited for any Cases Purchased in the final Operational Year of the Term in excess of one hundred and twenty (120%) percent of the Purchase Target for such Operational Year, regardless of the number of cases of the Products actually Purchased during such Operational Year.

The Importer shall deliver to Brand Owner, within sixty (60) days of the end of the Term, a calculation, together with reasonable supporting documentation, of the Termination Payment (the “Calculation Statement”). If Brand Owner agrees with the calculation of the Termination Payment, the Termination Payment due, if any, as reflected in the Calculation Statement, shall be paid by Brand Owner to Importer as follows: (x) fifty percent (50%) of the Termination Payment shall be so paid no later than thirty (30) days following the delivery of the Calculation Statement to Brand Owner and (y) the balance of the Termination Payment shall be so paid no later than three hundred and sixty five (365) days following the delivery of the Calculation Statement to Brand Owner. If Brand Owner does not agree with the calculation of the Termination Payment, the parties shall make a good faith attempt to resolve any differences and, failing such resolution, the matter shall be arbitrated in accordance with the provisions of Section 20 hereof.

(d) In the event of default under this Agreement, Brand Owner and Importer shall have the right to terminate this Agreement only through a notice of termination of the Agreement to the defaulting party specifying the default. Before termination takes place, the defaulting party shall have thirty (30) days after receipt of the notice of termination to convince the non-defaulting party that a default has not occurred. If the non-defaulting party maintains after such thirty (30) day period that a default has occurred by means of a second notice of termination, then the defaulting party shall, from the receipt of the second notice of termination, have a right of correction, consisting of a period of sixty (60) days to remedy the stated default. If the non-defaulting party is convinced that the default has been cured, notices of termination shall be without effect. If the default is not cured within the sixty (60) day period, the notice of termination of this Agreement shall become effective as of the end of the sixty (60) day period pursuant to a notice from the non-defaulting party to defaulting party. Neither party shall have the right to exercise such right of correction more than twice during the Initial Term, or more than twice during any Renewal Term.

(e) It is agreed that, in the event of a termination of this Agreement pursuant to Section 13(b) or 13(g) hereof, neither party hereto shall be entitled to recover in any court or proceeding (including arbitration proceedings) any damages from the other party, its direct and indirect parents, affiliates or any of their respective officers, directors, employees, advisors and affiliates, on account of such termination other than the Importer’s rights, if any, to the Termination Payment. The parties acknowledge that the Termination Payment is not a penalty. Neither party hereto is by this Section 13 waiving any right to the satisfaction and payment in full of any and all obligations of the other party incurred or accrued under this Agreement (whether invoiced or otherwise) prior to the termination of this Agreement or any payment due pursuant to Section 15 hereof, which rights are expressly reserved.

(f) Notwithstanding anything to the contrary contained in this Section 13, Brand Owner may terminate this Agreement immediately if Importer makes an assignment for the benefit of creditors; or a voluntary or involuntary petition under the United States Bankruptcy Code is filed with respect to Importer and such petition is not dismissed within ninety (90) days.

(g) Notwithstanding anything to the contrary contained in this Section 13, Brand Owner may terminate this Agreement, without any Termination Payment to Importer, by delivering a written notice invoking such termination to Importer, if Importer does not Purchase, on or prior to March 31, 2013, an aggregate number of Cases equal to or greater than ninety percent (90%) of the aggregate Purchase Targets for the 2011, 2012 and 2013 Operational Years, as set forth on the attached Exhibit V; provided, that such notice (i) must be delivered to Importer on or prior to April 30, 2013, and (ii) shall list the difference between the aggregate number of Cases Purchased by Importer during Operational Years 2011, 2012 and 2013 and the aggregate Purchase Targets for such Operational Years (the “Initial Term Shortfall”). Such notice of termination shall not be effective for one (1) year from the date of delivery and shall be null and void if Importer Purchases, during Operational Year 2014, a number of Cases equal to or greater than the sum of (A) the Purchase Target for Operational Year 2014 and (B) the Initial Term Shortfall.

(h) Notwithstanding anything to the contrary contained in this Section 13, Brand Owner may terminate this Agreement, without any Termination Payment to Importer, by delivering a written notice invoking such termination to Importer, if, during any five year Renewal Term, Importer does not Purchase, during the first three Operational Years of such Renewal Term, an average number of Cases per Operational Year equal to or greater than the average number of Cases per Operational Year Purchased by Importer from Brand Owner during the immediately prior Initial Term or Renewal Term, as applicable; provided, that such notice (x) must be delivered to Importer on or prior to April 30 of the year in which the third Operational Year of such Renewal Term ends, and (y) shall calculate the difference between the average number of Cases per Operational Year Purchased by Importer during the three first Operational Years of such Renewal Term and the average number of Cases per Operational Year Purchased by Importer from Brand Owner during the immediately prior Initial Term or Renewal Term, as applicable (the “Renewal Term Average Shortfall”). Such notice of termination shall not be effective for one (1) year from the date of delivery and shall be null and void if Importer Purchases, during the fourth Operational Year of such Renewal Term, a number of Cases equal to or greater than the sum of (A) the Purchase Target for such fourth Operational Year of such Renewal Term and (B) the product obtained by multiplying (I) the Renewal Term Average Shortfall, by (II) three (3).

14. EFFECT OF TERMINATION

(a) Following the effective date of any termination hereof, Importer shall cease marketing and selling the Products and cease all use of advertising, packaging, containers or labels bearing the Trademark or Domain Names used in connection therewith. Notwithstanding the foregoing, Importer shall have the right to use the Trademark or Domain Names to sell any remaining inventory of the Products unless purchased by Brand Owner pursuant to Section 14(b) below; provided, however, that following the sale of such remaining inventory, Importer shall transfer any such Domain Names to Brand Owner at Brand Owner’s expense.

(b) Any stocks of the Products and marketing and promotional materials relating thereto which shall remain in Importer’s possession after the termination of this Agreement shall, at Brand Owner’s option, be sold by Importer to Brand Owner, or to a third party designated by Brand Owner, at Importer’s Laid-in-Cost.

(c) A waiver by either party of any breach of any provision of this Agreement will not be deemed to be a waiver of a subsequent breach thereof.

(d) It is understood that in the event of termination of this Agreement for any reason, both Parties will continue to be responsible for all obligations which may have occurred up to and including the effective date of termination.

(e) In case of expiration or termination of this Agreement in accordance with the provisions of this Agreement, Importer expressly waives any claim to past, present or future rights to the goodwill or to any other right that under any law or cause of action may be granted for having carried out the distribution, sale and marketing related to this Agreement during its effectiveness.

(f) Importer acknowledges that, as of the effective date of termination of this Agreement, Importer’s failure to cease all use of the Trademark may result in immediate and irreparable harm to Brand Owner and/or to the rights of any licensee or distributor appointed by Brand Owner. Importer acknowledges and admits that damages may not constitute adequate relief for such failure to cease all use of the Trademark and Importer agrees in the event of such failure that Brand Owner shall be entitled to relief by way of temporary and permanent injunctions and such other further relief as any court with jurisdiction may deem just and proper and any preliminary injunction shall not require the placing of a bond by Brand Owner.

(g) In the event of termination, or at the expiration of this Agreement, Importer agrees that Brand Owner, or its designee, may “use-up” any labels or bottles that contain Importer’s name as the importer of the Products and Importer agrees that it will sign a written document agreeing to such “use-up” if required by any governmental authority.

(h) Each party shall promptly, and in all events within thirty (30) days, on demand from the other, pay any and all outstanding amounts due to the other, including Brand Owner’s obligations to contribute to the AMP expenditures of the Products pursuant to this Agreement.

15. BRAND EQUITY.

(a) Upon the earliest to occur of (w) the expiration of this Agreement (unless such termination is due to Importer delivering a notice of non-renewal pursuant to Section 13(b)), (x) termination of this Agreement by Brand Owner for any reason (except pursuant to a termination by Brand Owner for breach by Importer pursuant to Section 13(d)), (y) termination of this Agreement by Importer for breach by Brand Owner pursuant to Section 13(d), or (z) the sale, licensing or transferring of the Trademark and/or related intellectual property for use within the Territory, whether transferred directly or indirectly through the sale of equity of Brand Owner or any entity, directly or indirectly controlling the Brand Owner, or the assets of Brand Owner’s business, or otherwise, to a third party (with any event in (w), (x), (y) or (z) of this Section 15(a) being referred to herein as “Sale Transaction”), then, (i) Brand Owner shall pay to Importer an amount equal to the product obtained by multiplying (A) the number of Cases Purchased by Importer during the final completed Operational Year of the Term, multiplied by (B) the Importer’s Gross Margin, multiplied by (C) ten (10), multiplied by (D) the “Earned Percentage,” which shall initially equal zero, but shall increase as follows:

(i) If the Sale Transaction takes place prior to the expiration of the Initial Term of this Agreement, the Earned Percentage shall be equal to ten percent (10%), if and only if, Importer has Purchased during all completed (at the time of the consummation of such Sale Transaction) Operational Years, in the aggregate, a number of Cases equal to or greater than the aggregate Purchase Targets for all completed (at the time of the consummation of such Sale Transaction) Operational Years; otherwise, the Earned Percentage shall be deemed to equal zero and Brand Owner will not be obligated to make any payment to Importer.

(ii) If the aggregate Purchases of the Product by Importer in the Territory at the end of the Initial Term are (A) greater than one hundred percent (100%) of the aggregate Purchase Targets for all Operational Years of the Initial Term, but (B) less than one hundred and ten percent (110%) of the aggregate Purchase Targets for all Operational Years of the Initial Term, then the Earned Percentage shall be ten percent (10%), subject to adjustment pursuant to Sections 15(a)(iv) and (v);

(iii) If the aggregate Purchases of the Product by Importer in the Territory at the end of the Initial Term are greater than or equal to one hundred and ten percent (110%) of the aggregate Purchase Targets for all Operational Years of the Initial Term, then the Earned Percentage shall be twenty percent (20%), subject to adjustment pursuant to Sections 15(a)(iv) and (v);

(iv) If the aggregate Purchases of the Product during the Renewal Term immediately following the Initial Term (the “First Renewal Term”) are (A) greater than or equal to * Cases, but (B) less than * Cases, then the Earned Percentage shall increase by five percent (5%); and

(v) If the aggregate Purchases of the Product during the First Renewal Term are equal to or greater than * Cases, then the Earned Percentage shall increase by ten percent (10%);

provided; however; that in no circumstance shall the Earned Percentage exceed thirty percent (30%).

(b) All payments to be made by Brand Owner pursuant to Section 15(a) above (the “Equity Payment”) shall be paid in sixteen (16) equal quarterly payments of principal (together with interest equal to the prime rate as reported by the Wall Street Journal on the date of each payment (or on the next business day if such day is a Saturday, Sunday or holiday in New York) on all outstanding amounts) to be made as of March 31, June 30, September 30 and December 31, over the four (4) year period starting from the date of termination or expiration of this Agreement or the date on which the Sale Transaction is consummated, as applicable, subject to prepayment, without penalty, by Brand Owner. Such obligation of Brand Owner to pay the Equity Payment to Importer shall be evidenced by a promissory note of Brand Owner in form and substance reasonably acceptable to Importer, with customary representations, warranties, covenants, events of default and penalties for breach by Brand Owner and customary remedies available to Importer.

(c) The terms of this Section 15 shall survive any termination or expiration of this Agreement. The terms of this Section 15 shall be binding on any successor-in-interest to Brand Owner, or any other new owner or licensee of any Trademark. Brand Owner shall not enter into any agreement to license, sell or transfer any Trademark without the express agreement of the applicable counterparty to adhere to the terms of this Section 15 for the benefit of Importer, mutatis mutandis.

16. REPRESENTATIONS AND COVENANTS BY THE PARTIES

(a) Notwithstanding any other provision of this Agreement, Importer covenants that Importer shall abide by the following:

(i) not to produce, distribute, license or otherwise profit from lemon liqueur other than the Products, in the Territory.

(ii) not to challenge, directly or indirectly, in any country of the world, Brand Owner’s sole and exclusive ownership of the Trademark and any variations or modifications thereof, as well as the goodwill symbolized by such Trademark.

(b) Importer covenants that it or its agents have and will maintain and renew all material licenses, registrations, consents and approvals necessary to distribute the Products, and will continue to be in compliance in all material respects with and in lawful possession of all licenses, permits, approvals, consents and registrations required in order for Importer to comply with all of its obligations under this Agreement. Should any statewide importation or equivalent licenses held by the Importer for the States of New York, New Jersey, Massachusetts, Florida, or California be revoked or suspended (and such revocation or suspension prevents the Importer from performing its duties in the Territory for a period of more than thirty (30) days), resulting in material adverse effect on the importation and distribution of the Products, this Agreement may be cancelled by Brand Owner pursuant to the terms of Paragraph 13(d).

(c) Without prejudice to any other representation and warranty made by Brand Owner in this Agreement, Brand Owner represents and warrants that the Products shall be of good and merchantable quality and fit for the purpose intended when delivered to Importer, including but not limited to, produced and labeled in compliance with all laws and regulations from time to time in force in the Territory, packed in sealed, clean and undamaged cases, with undamaged packaging and Trade Dress.

(d) Brand Owner shall maintain an adequate inventory of the Products with which to supply Importer. Brand Owner shall accept all orders reasonably submitted by Importer, with shipment to follow not later than sixty (60) days from receipt of an order unless excused by Section 19 below, or as otherwise agreed upon by the parties. In the event Brand Owner cannot fill all orders for the Products, Brand Owner may allocate to Importer such proportion of the available supplies of the Products as Brand Owner shall determine in its reasonable discretion, subject to Section 17 hereof; provided, however, in no event shall Importer be subject to a greater reduction, on a percentage basis, than any other importer or distributor of the Products in any territory.

(e) Brand Owner shall use all reasonable efforts to prevent the sale of unauthorized shipments of the Products in the Territory by entities or persons other than Importer. In this regard, Brand Owner shall not sell or otherwise transfer any of the Products to any distributor located outside the Territory whom Brand Owner knows, or has reason to believe, will, either directly or indirectly, sell or otherwise transfer the Products into the Territory.

(f) Importer shall use all commercially reasonable efforts to maintain high standards of quality on all the Products sold and distributed by Importer, and Importer shall therefore ship and warehouse the Products in accordance with the reasonable warehousing standards approved by Brand Owner. Brand Owner or its duly authorized representatives shall have access with reasonable notice during all reasonable business hours to the places where the Products are stored by Importer for the purpose of ascertaining that the Products have been stored by Importer in accordance with the provisions of this Section 16(f). Brand Owner warrants that the shelf life of all the Products sold to Importer shall not be less than twelve (12) months provided the Products are properly handled, stored and shelved by Importer and its customers.

17. MODIFICATION OF QUANTITATIVE AMOUNTS

(a) If any portion of a shortfall in meeting or exceeding any Purchase Targets referenced in this Agreement for any purpose, including, without limitation, the Purchase Targets referenced in Sections 13 or 15 hereof, or any other thresholds utilized herein, is due to the inability or failure of Brand Owner to supply the Products to Importer as provided in any forecast developed pursuant to Section 3(a) or any Operating Plan, the amount of such shortfall that is attributable to Brand Owner’s inability to supply such Products shall be deducted from the Purchase Targets for that Operational Year. In the event that one or more, but not all, of the Products are sold or otherwise cease to be the subject of this Agreement for any reason, the parties hereto will use commercially reasonable efforts to agree on a reasonable reduction to the Purchase Targets referenced in Sections 13 and 15.

(b) To the extent that Brand Owner fails to supply the Products to Importer as provided in any forecast developed pursuant to Section 3(a) or any Operating Plan, for the purpose of calculation of any applicable Termination Payment, any reduction in the Purchases of Products attributable to Brand Owner’s failure to supply such Products shall be disregarded for the purpose of so calculating such Termination Payment, unless, for any failure of the Brand Owner, (i) such failure of Brand Owner is due to Importer’s failure to submit the applicable order at least sixty (60) days prior to the date Brand Owner is required to ship the Purchased Products, or (ii) if Importer materially changes the applicable order so as not to leave Brand Owner sixty (60) days to produce, bottle, package and ship such order.

18. DISTRIBUTION INDEMNITY

(a) Importer will indemnify, defend and otherwise hold Brand Owner harmless against any claims, losses, damages, liability or expenses (including reasonable attorneys’ fees) incurred by Brand Owner arising out of third party claims relating to the marketing, promotion, sale or distribution of the Products except as provided for in Section 18(b). Importer shall acquire and maintain at its sole cost and expense throughout the term of this Agreement and any sell-off period, standard product Liability Insurance. This insurance coverage shall provide protection of not less than five million dollars U.S. ($5,000,000) for each occurrence and Brand Owner shall be named as an additional named insured.

Such insurance policies shall provide that they may not be cancelled or amended in a manner which restricts the existing coverage without at least thirty (30) days written notice to Brand Owner.

(b) Brand Owner will indemnify, defend and otherwise hold Importer harmless in the Territory only as against any claims, losses, damages, liability or expenses (including reasonable attorneys’ fees) incurred by Importer arising out of third party claims concerning compliance with United States laws and regulations (provided Importer has informed Brand Owner of such regulatory requirements) or the quality or fitness for use of the Products produced, bottled and shipped directly to Importer by Brand Owner, and provided that the Products have been warehoused by Importer and shipped in compliance with reasonable quality standards approved by Brand Owner. Brand Owner shall acquire and maintain at its sole cost and expense throughout the term of this Agreement standard product Liability Insurance from a reputable insurance company. This insurance coverage shall provide protection of not less than five million dollars U.S. ($5,000,000) for each occurrence and Importer shall be named as an additional named insured.

Such insurance policies shall provide that they may not be cancelled or amended in a manner which restricts the existing coverage without at least thirty (30) days’ written notice to both parties.

19. FORCE MAJEURE

Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay, including a failure or delay caused by a shortage of supply of lemon, is caused by riots, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, earthquakes, floods, accidents, strikes, sabotages, explosions, terrorist acts or other similar or different contingencies beyond the reasonable control of the affected party or parties.

20. APPLICABLE LAW AND ARBITRATION

The rights and obligations of the parties under this agreement shall not be governed by the provisions of the United Nations Convention on Agreements for the International Sale of Goods but instead shall be construed and enforced in accordance with the laws of the State of New York in the United States of America, as further specified below, without giving effect to principles of conflict of laws. In the event any disagreement or dispute between the parties arises under or out of this Agreement, such disagreement or dispute shall be submitted to Arbitration, before a single arbitrator, in accordance with the applicable rules of the Judicial Mediation Services, Inc. (“JAMS”) if the Arbitration is to take place in the U.S., or in accordance with the applicable rules of the International Chamber of Commerce if the Arbitration is to take place in Italy. Any award made by JAMS or the International Chamber of Commerce shall be binding upon the parties. Arbitration shall be the exclusive remedy for breach of this Agreement by either party. The parties shall share equally all costs of Arbitration other than representation by counsel which shall be at each party’s own expense. The party applying for Arbitration shall be obligated to invoke Arbitration proceedings in the other party’s home country.

21. FURTHER ACTIONS

The parties agree to grant and formalize any document in Italian and English that may be necessary or desirable, from time to time, to comply with the intentions expressed in this Agreement. During the Initial Term and any Renewal Term and following expiration or termination of this Agreement, the parties shall cooperate with each other, including, without limitation, executing such documents as may be reasonably requested by the other in order to permit the continued sale and distribution of the Products in the Territory.

22. VERSIONS

This Agreement has been drafted in English. As this Agreement has been fully negotiated by the parties and they have been represented by counsel during such negotiations, this Agreement shall be deemed to have been drafted by both parties and no provision shall be interpreted as against either party merely as a result of the party responsible for the drafting of this Agreement.

23. SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or which if enforced would jeopardize the Trademark, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any substantially adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced or which if enforced would jeopardize the Trademark, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

24. NOTICES

Brand Owner and Importer agree that all notices made under this Agreement shall only be deemed sufficient if in writing, in English, and addressed to the Chief Operating Officer of Importer and to the President of Brand Owner as required in this Paragraph. Any communications or notices that are not communicated or received pursuant to this Section 24 shall not be deemed to be proper notices under this Agreement. Notices shall be sent to the addresses set forth on the attached Exhibit II.

If any of these notification addresses is changed, then notice of such change must be sent to the other party. Otherwise, all notices sent to the above addresses shall be valid. Notifications pursuant to this Agreement shall be valid only if signed by or sent to and received by the above officers of the parties at the appropriate addresses by certified mail (return receipt requested), by facsimile, with confirmation, or by Federal Express or other similar courier.

25. BINDING PROVISIONS

During the term of this Agreement and thereafter as provided for in this Agreement, all obligations shall apply to and be binding on the parties hereto, their successors, assigns, transferees, as well as their agents, officers, directors and employees, providing that such succession, assignment or transfer is not in contradiction to the provisions of Section 12 of this Agreement.

26. AUDIT RIGHTS

Where Importer is required to provide to Brand Owner pursuant to the terms of this Agreement sales data or expenditures or other financial information, Brand Owner shall have the right at its expense and sole discretion to conduct an independent audit of Importer with respect to such sales or expenditures or other financial information, for a period of one (1) year after the date of such statement. However, if such audit indicates an error to Brand Owner’s detriment of five percent (5%) or more, such audit shall be at Importer’s sole expense.

27. JOINT VENTURE

Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, agents or employees of the other. Brand Owner and Importer shall have no power to obligate or bind each other in any manner whatsoever, except as otherwise expressly provided herein.

28. EXHIBITS

Exhibits I through VI attached hereto shall, for all purposes, be deemed to be, and by this reference are made, part of this Agreement.

29. ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the parties, supersedes all prior oral or written agreements or understandings, including, without limitation, the Original Agreement, and shall not be changed except by a further written agreement or a written amendment to this Agreement executed by both parties.

30. SURVIVAL.

Sections 11, 14, 15, and 19 through 30 (inclusive) shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

PALLINI INTERNAZIONALE S.r.l.

By: /s/ Virgilio Pallini

Name: Title: Date:	Virgilio Pallini President January 12, 2011

CASTLE BRANDS (USA) CORP.

By: /s/ John Glover

Name: Title: Date:	John Glover President December 23, 2010

EXHIBIT I

PLANNING

The Operating Plan (including a synopsis of business vision and general strategy) shall include information of the type outlined below, to the extent that the inclusion of such information is not unreasonably burdensome to Importer:

1) General vision for the Brand in the territory in terms of competitive position, pricing, investment, etc.

2) General strategy Brand positioning

3) Analysis of current price position of the Products and key competitors

4) Quantitative Purchase and Shipment data, to the extent available, for each brand of the Products compared to prior years and the strategic plan.

5) SWOT analysis for the Brand with evaluation of key opportunities.

6) Proposed marketing strategies including:

7) 8)
-Advertising
-Merchandising, promotional and PR plans
-Package offer
-Sales strategy to include regional emphasis and plans for selling costs
Annual projected schedule of AMP activities by month.
Brand Profit/Loss analysis.

The foregoing strategic and marketing plans shall take into account the aspects of the Products as directed and defined by Brand Owner which include, but are not limited to the following:

a) the Products’ appeal to consumers with an active and sociable lifestyle;

b) the Products are perceived to be of high quality and a good value;

c) all advertising and promotions for the Products must reflect the brands, premium status and quality and be unique to Brand Owner.

EXHIBIT II
TERRITORY, DISTRIBUTED PRODUCTS, NOTICES
161	Territory:

The fifty (50) states of the United States of America and the District of Columbia.

2) Products:

It is understood by the parties that, with respect to the Products, these Products are bottled by Brand Owner and are sold to Importer as finished products. Therefore, notwithstanding any other provision of this Agreement, Importer is not granted a license to manufacture, bottle, process, prepare, filter or take any other action to produce, modify, rebottle, repackage or in any way affect these finished products unless authorized by Brand Owner in writing. These finished products must be sold only as supplied to Importer pursuant to this Agreement.

Initial Prices for Products bottled in Rome, Italy shall be as follows:

CASE PRICE EX ROME PLANT

Limoncello (and flavors) Limoncello (and flavors) Limoncello (and flavors) Limoncello (and flavors)	12-750ML (12 PACKS) 12-750ML (6 PACKS) 24-375ML 120-50ML	USD * for Operation Year 2011 USD * for Operational Year 2011 USD * for Operational Year 2011 USD * for Operational Year 2011

NOTICES

3) Notices are to be sent to the following addresses:

To Brand Owner:	Virgilio Pallini
Pallini Internazionale S.r.l.
Via Tiburtina 1314 00131 Rome, Italy
with copy to:
William Schreiber
c/o Wormser, Kiely, Galef & Jacobs LLP
825 Third Avenue, 26th Floor
New York, NY 10022

To Importer:	Castle Brands (USA) Corp. 122 East 42nd New York, NY 10168 Attention:	Street, Suite 4700 Chief Operating Officer

with copy to:

Law Offices of Seth Weinberg, P.C.

161 West 61st St., Suite 12G

New York, NY 10023

Attention: Seth Weinberg, Esq.

EXHIBIT III

AMP EXPENDITURES

Brand Owner

$15 per Case for all Shipments of the Products in excess of 7,000 cases per annum

Importer

An amount per Case for all Shipments of the Products to be applied to cost of Importer’s sales force (as such costs are reasonably allocable to the Products) and an amount per Case to be applied to AMP, in each case, as set forth below.

Annual Case Shipments	Importer’s Sales Force	AMP

Up to 30,000 30,001 to 50,000 50,001 or more	$* $* $*	$* $* $*

EXHIBIT IV

APPROVED DISTRIBUTED TRADEMARK

The following Trademark only as used on the Products:

PALLINI (the “Trademark”)

Brand Owner represents and warrants that it has all rights, title and interest in the Territory and worldwide to the above Trademark, and other trademarks used in connection of its domestic and international activity, copyrights, labels, designs, recipes, slogans (excluding the bottle shape and the production process), together with the goodwill associated therewith. Importer acknowledges Brand Owner’s representation that the “Pallini” Trademark is registered in the U.S. under number 2,450,341 and that “Pallini Limoncello” is not registered.

EXHIBIT V

PURCHASE TARGETS

Operational
Year	Year Ending March 31,
	2011	2012	2013	2014	2015	2016	Aggregate
Cases	*	*	*	*	*	*	*

Exhibit VI

Pallini Brand Manager Job Description

Responsibilities include:

•	Developing and producing advertising and all other consumer and trade creative;

•	Developing and producing merchandising programs and materials;

•	Acting as the primary driver for the brand in the US market to the organization, to the brand owner and to the sales-force;

•	Acting as the liaison manager between the brand owner ILAR and Castle Brands;

•	Coordinating all marketing activity with the sales department. This involves assessing the implementation capability of the company and distribution partner (wholesaler), creating marketing activity targeted at key consumer groups and retail accounts (on and off premise), motivating the sales force to implement and overseeing implementation;

•	Ensuring that all marketing activity is delivered and implemented on time;

•	Planning and gaining approval for plans and

•	Monitoring and reporting on brand performance.